Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148263
PROSPECTUS SUPPLEMENT
(to the prospectus dated December 21, 2007)

4,000,000 Shares	ARADIGM CORPORATION
Common Stock

$0.10 per share

• We are offering 4,000,000 shares of common stock pursuant to this prospectus supplement.	• Our common stock is listed on the OTC Bulletin Board under the symbol “ARDM.”

• The last reported sale price of our common stock on the OTC Bulletin Board on February 24, 2009 was $0.112 per share.

This investment involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-2 of this prospectus supplement.

	Per Share	Total
Offering price	$0.10000	$4,000,000
Placement agent fees	$0.00679	$27,160
Proceeds, before expenses, to Aradigm Corporation	$0.09321	$372,840

Delivery of the shares is expected to be made on or about February 26, 2009. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the shares are to be delivered to the purchasers. In the event that we reject any subscriptions to purchase shares in this offering, any funds related to such rejected subscriptions and received into escrow will be returned to the prospective purchaser. All funds received will be held in a non-interest bearing account.
Piper Jaffray & Co. and Ladenburg Thalmann & Co. Inc. are acting as the placement agents in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the placement agency fees and net proceeds to us, if any, in this offering may be less than the maximum offering amounts set forth above.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray	Ladenburg Thalmann & Co. Inc.
The date of this prospectus supplement is February 25, 2009.

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ABOUT THIS PROSPECTUS SUPPLEMENT
          This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus, dated December 21, 2007, are part of a registration statement on Form S-3 (File No. 333-148263) that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the common stock described in the accompanying prospectus.
          This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.
          You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the placement agents have not, authorized anyone to provide you with different information. No other dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any related free writing prospectus, or any sale of a security.
          This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”
          Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Aradigm,” “we,” “us,” or “our” refer to Aradigm Corporation. Aradigm®, AERx®, AERx Strip® and the Aradigm logo are registered trademarks of Aradigm Corporation. This prospectus supplement and the accompanying prospectus also include other trademarks of Aradigm Corporation and trademarks of other persons.
          Our principal address is 3929 Point Eden Way, Hayward, California 94545. Our telephone number is (510) 265-9000.

RISK FACTORS
          Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus and any related free writing prospectus and the information incorporated by reference herein, before deciding whether to invest in shares of our common stock. The occurrence of any of the following risks, or other risks that are currently unknown or unforeseen by us, could harm our business, financial condition, results of operations or growth prospects. If any of these events occur, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business
We are an early-stage company.
          You must evaluate us in light of the uncertainties and complexities present in an early-stage company. All of our potential products are in an early stage of research or development. Our potential drug delivery products require extensive research, development and pre-clinical and clinical testing. Our potential products also may involve lengthy regulatory reviews before they can be sold. Because none of our product candidates has yet received approval by the FDA, we cannot assure you that our research and development efforts will be successful, any of our potential products will be proven safe and effective or regulatory clearance or approval to sell any of our potential products will be obtained. We cannot assure you that any of our potential products can be manufactured in commercial quantities or at an acceptable cost or marketed successfully. We may abandon the development of some or all of our product candidates at any time and without prior notice. We must incur substantial up-front expenses to develop and commercialize products and failure to achieve commercial feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approval or successfully manufacture and market products will negatively impact our business.
We changed our product development strategy, and if we do not successfully implement this strategy our business and reputation will be damaged.
          Since our inception in 1991, we have focused on developing drug delivery technologies to be partnered with other companies. In May 2006, we began transitioning our business focus from development of delivery technologies to the application of our pulmonary drug delivery technologies and expertise to development of novel drug products to treat or prevent respiratory diseases. As part of this transition we have implemented workforce reductions in an effort to reduce our expenses and improve our cash flows. We continue to implement various aspects of our strategy, and we may not be successful in implementing our strategy. Even if we are able to implement the various aspects of our strategy, it may not be successful.
We will need additional capital, and we may not be able to obtain it.
          We will need to commit substantial funds to develop our product candidates and we may not be able to obtain sufficient funds on acceptable terms or at all. Our operations to date have consumed substantial amounts of cash and have generated no product revenues. We expect negative operating cash flows to continue for at least the foreseeable future. Our future capital requirements will depend on many factors, including:
•	our progress in the application of our delivery and formulation technologies, which may require further refinement of these technologies;

•	the number of product development programs we pursue and the pace of each program;

•	our progress with formulation development;

•	the scope, rate of progress, results and costs of preclinical testing and clinical trials;

•	the time and costs associated with seeking regulatory approvals;

•	our ability to outsource the manufacture of our product candidates and the costs of doing so;

•	the time and costs associated with establishing in-house resources to market and sell certain of our products;

•	our ability to establish and maintain collaborative arrangements with others and the terms of those arrangements;

•	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

•	our need to acquire licenses, or other rights for our product candidates.
          Since inception, we have financed our operations primarily through private placements and public offerings of our capital stock, proceeds from equipment lease financings, contract research funding and interest earned on investments. We believe that our cash and cash equivalents at September 30, 2008 combined with the proceeds of this offering and our offering of common stock announced on February 23, 2009 will be sufficient to fund operations at least through the first quarter of 2010. We will need to obtain substantial additional funds before we would be able to bring any of our product candidates to market. Our estimates of future capital use are uncertain, and changing circumstances, including those related to implementation of our new development strategy or further changes to our development strategy, could cause us to consume capital significantly faster than currently expected, and our expected sources of funding may not be sufficient. If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our product development programs and reduce personnel-related costs, or to obtain funds through arrangements with collaborators or other sources that may require us to relinquish rights to or sell certain of our technologies or products that we would not otherwise relinquish or sell. If we are able to obtain funds through the issuance of debt securities or borrowing, the terms may significantly restrict our operations. If we are able to obtain funds through the issuance of equity securities, our shareholders may suffer significant dilution and our stock price may drop.
We have a history of losses, we expect to incur losses for at least the foreseeable future, and we may never attain or maintain profitability.
          We have never been profitable and have incurred significant losses in each year since our inception. As of September 30, 2008, we have an accumulated deficit of $329.4 million. We have not had any product sales and do not anticipate receiving any revenues from product sales for at least the next few years, if ever. While our recent shift in development strategy may result in reduced capital expenditures, we expect to continue to incur substantial losses over at least the next several years as we:
•	expand drug product development efforts;

•	conduct preclinical testing and clinical trials;

•	pursue additional applications for our existing delivery technologies;

•	outsource the commercial-scale production of our products; and

•	establish a sales and marketing force to commercialize certain of our proprietary products if these products obtain regulatory approval.
          To achieve and sustain profitability, we must, alone or with others, successfully develop, obtain regulatory approval for, manufacture, market and sell our products. We expect to incur substantial expenses in our efforts to develop and commercialize products and we may never generate sufficient product or contract research revenues to become profitable or to sustain profitability.

Our dependence on collaborators and other contracting parties may delay or terminate certain of our programs, and any such delay or termination would harm our business prospects and stock price.
          Our commercialization strategy for certain of our product candidates depends on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of our product candidates. Collaborations may involve greater uncertainty for us, as we have less control over certain aspects of our collaborative programs than we do over our proprietary development and commercialization programs. We may determine that continuing a collaboration under the terms provided is not in our best interest, and we may terminate the collaboration. Our existing collaborators could delay or terminate their agreements, and our products subject to collaborative arrangements may never be successfully commercialized. For example, Novo Nordisk had control over and responsibility for development and commercialization of the AERx insulin Diabetes Management System (“iDMS”) inhaled meal-time insulin program. In January 2008, Novo Nordisk announced that it was terminating the AERx iDMS program and gave us a 120-day notice terminating the July 3, 2006 License Agreement between the companies. In May 2008, this termination became effective, ending our collaboration with Novo Nordisk for the AERx iDMS program. Identifying new collaborators for the further development and potential commercialization of the AERx iDMS program may take a significant amount of time and resources and ultimately may not be successful. Lung Rx, Inc. (“Lung Rx”) may also elect to terminate our collaboration agreement. Further, some portion of the money we received from Lung Rx for development costs is pre-payment for future costs. If Lung Rx terminates our agreement we may have to remit to Lung Rx a portion of that pre-payment. If, due to delays or otherwise, we do not receive development funds or achieve milestones set forth in the agreements governing our collaborations, if we cannot timely find replacement collaborators, or if any of our collaborators breach or terminate their collaborative agreements or do not devote sufficient resources or priority to our programs, our business prospects and our stock price would suffer. For example, Zogenix may not receive approval or launch their migraine drug sumatriptan using the DosePro needle-free delivery system, in which case we may not receive a milestone payment and/or receive royalty payments. Any delay in, or failure to receive, milestone payments or royalties could also adversely affect our financial position and we may not be able to find another source of cash to continue our operations.
          Further, our existing or future collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that our programs receive less attention or resources than we would like. Any such actions by our collaborators may adversely affect our business prospects and ability to earn revenues. In addition, we could have disputes with our existing or future collaborators regarding, for example, the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of any potential products or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.
          Even with respect to certain other programs that we intend to commercialize ourselves, we may enter into agreements with collaborators to share in the burden of conducting clinical trials, manufacturing and marketing our product candidates or products. In addition, our ability to apply our proprietary technologies to develop proprietary drugs will depend on our ability to establish and maintain licensing arrangements or other collaborative arrangements with the holders of proprietary rights to such drugs. We may not be able to establish such arrangements on favorable terms or at all, and our existing or future collaborative arrangements may not be successful.
The results of later stage clinical trials of our product candidates may not be as favorable as earlier trials and that could result in additional costs and delay or prevent commercialization of our products.
          Although we believe the limited and preliminary data we have regarding our potential products are encouraging, the results of initial preclinical testing and clinical trials do not necessarily predict the results that we will get from subsequent or more extensive preclinical testing and clinical trials. Clinical trials of our product candidates may not demonstrate that they are safe and effective to the extent necessary to obtain regulatory approvals. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after receiving promising results in earlier trials. If we cannot adequately demonstrate through the clinical trial process that a therapeutic product we are developing is safe and effective, regulatory approval of that product would be delayed or prevented, which would impair our reputation, increase our costs and prevent us from earning revenues. For example, while our Phase 2a clinical trials with inhaled liposomal ciprofloxacin showed promising initial efficacy and safety results both in patients with cystic fibrosis and non-cystic fibrosis bronchiectasis, there is no guarantee that longer term studies in larger patient populations will confirm these results or that we will satisfy all efficacy and safety endpoints required by the regulatory authorities.
If our clinical trials are delayed because of patient enrollment or other problems, we would incur additional costs and postpone the potential receipt of revenues.
          Before we or our collaborators can file for regulatory approval for the commercial sale of our potential products, the FDA will require extensive preclinical safety testing and clinical trials to demonstrate their safety and efficacy. Completing clinical trials in a timely manner depends on, among other factors, the timely enrollment of patients. Our collaborators’ and our ability to recruit patients depends on a number of factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competing clinical trials. Delays in planned patient enrollment in our current or future clinical trials may result in increased costs, program delays, or both, and the loss of potential revenues.
We are subject to extensive regulation, including the requirement of approval before any of our product candidates can be marketed. We may not obtain regulatory approval for our product candidates on a timely basis, or at all.
          We, our collaborators and our products are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local government agencies. Both before and after regulatory approval, the development, testing, manufacture, quality control, labeling, storage, approval, advertising, promotion, sale, distribution and export of our potential products are subject to regulation. Pharmaceutical products that are marketed abroad are also subject to regulation by foreign governments. Our products cannot be marketed in the United States without FDA approval. The process for obtaining FDA approval for drug products is generally lengthy, expensive and uncertain. To date, we have not sought or received approval from the FDA or any corresponding foreign authority for any of our product candidates.
          Even though we intend to apply for approval of most of our products in the United States under Section 505(b)(2) of the United States Food, Drug and Cosmetic Act, which applies to reformulations of approved drugs and which may require smaller and shorter safety and efficacy testing than that for entirely new drugs, the approval process will still be costly, time-consuming and uncertain. We, or our collaborators, may not be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our potential products. Even if granted, regulatory approvals may include significant limitations on the uses for which products may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in warning letters, imposition of civil penalties or other monetary payments, delay in approving or refusal to approve a product candidate, suspension or withdrawal of regulatory approval, product recall or seizure, operating restrictions, interruption of clinical trials or manufacturing, injunctions and criminal prosecution.
Regulatory authorities may not approve our product candidates even if the product candidates meet safety and efficacy endpoints in clinical trials or the approvals may be too limited for us to earn sufficient revenues.
          The FDA and other foreign regulatory agencies can delay approval of, or refuse to, approve our product candidates for a variety of reasons, including failure to meet safety and efficacy endpoints in our clinical trials. Our product candidates may not be approved even if they achieve their endpoints in clinical trials. Regulatory agencies, including the FDA, may disagree with our trial design and our interpretations of data from preclinical studies and clinical trials. Even if a product candidate is approved, it may be approved for fewer or more limited indications than requested or the approval may be subject to the performance of significant post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any limitation, condition or denial of approval would have an adverse affect on our business, reputation and results of operations.

Even if we are granted initial FDA approval for any of our product candidates, we may not be able to maintain such approval, which would reduce our revenues.
          Even if we are granted initial regulatory approval for a product candidate, the FDA and similar foreign regulatory agencies can limit or withdraw product approvals for a variety of reasons, including failure to comply with regulatory requirements, changes in regulatory requirements, problems with manufacturing facilities or processes or the occurrence of unforeseen problems, such as the discovery of previously undiscovered side effects. If we are able to obtain any product approvals, they may be limited or withdrawn or we may be unable to remain in compliance with regulatory requirements. Both before and after approval we, our collaborators and our products are subject to a number of additional requirements. For example, certain changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims are subject to additional FDA review and approval. Advertising and other promotional material must comply with FDA requirements and established requirements applicable to drug samples. We, our collaborators and our manufacturers will be subject to continuing review and periodic inspections by the FDA and other authorities, where applicable, and must comply with ongoing requirements, including the FDA’s Good Manufacturing Practices, or GMP, requirements. Once the FDA approves a product, a manufacturer must provide certain updated safety and efficacy information, submit copies of promotional materials to the FDA and make certain other required reports. Product approvals may be withdrawn if regulatory requirements are not complied with or if problems concerning safety or efficacy of the product occur following approval. Any limitation or withdrawal of approval of any of our products could delay or prevent sales of our products, which would adversely affect our revenues. Further continuing regulatory requirements involve expensive ongoing monitoring and testing requirements.
Because our proprietary liposomal ciprofloxacin programs rely on the FDA’s granting of orphan drug designation for potential market exclusivity, the product may not be able to obtain market exclusivity and could be barred from the market for up to seven years.
          The FDA has granted orphan drug designation for our proprietary liposomal ciprofloxacin for the management of cystic fibrosis and bronchiectasis. Orphan drug designation is intended to encourage research and development of new therapies for diseases that affect fewer than 200,000 patients in the United States. The designation provides the opportunity to obtain market exclusivity for seven years from the date of the FDA’s approval of a new drug application, or NDA. However, the market exclusivity is granted only to the first chemical entity to be approved by the FDA for a given indication. Therefore, if another inhaled ciprofloxacin product were to be approved by the FDA for a cystic fibrosis or bronchiectasis indication before our product, then we may be blocked from launching our product in the United States for seven years, unless we are able to demonstrate to the FDA clinical superiority of our product on the basis of safety or efficacy. For example, Bayer HealthCare and Nektar Therapeutics are developing an inhaled powder formulation of ciprofloxacin for the treatment of respiratory infections in cystic fibrosis. We may seek to develop additional products that incorporate drugs that have received orphan drug designations for specific indications. In each case, if our product is not the first to be approved by the FDA for a given indication, we may not be able to access the target market in the United States, which would adversely affect our ability to earn revenues.
We have limited manufacturing capacity and will have to depend on contract manufacturers and collaborators; if they do not perform as expected, our revenues and customer relations will suffer.
          We have limited capacity to manufacture our requirements for the development and commercialization of our product candidates. We intend to use contract manufacturers to produce key components, assemblies and subassemblies in the clinical and commercial manufacturing of our products. We may not be able to enter into or maintain satisfactory contract manufacturing arrangements. For example, our agreement with Enzon Pharmaceuticals, Inc. to manufacture liposomal ciprofloxacin and AERx Strip® dosage forms may be terminated for unforeseen reasons, or we may not be able to reach mutually satisfactory agreements with Enzon to manufacture these at a commercial scale. There may be a significant delay before we find an alternative contract manufacturer or we may not find an alternative contract manufacturer at all.
          We may decide to invest in additional clinical manufacturing facilities in order to internally produce critical components of our product candidates and to handle critical aspects of the production process, such as assembly of the disposable unit-dose packets and filling of the unit-dose packets. If we decide to produce components of any of our product candidates in-house, rather than use contract manufacturers, it will be costly and we may not be able to do so in a timely or cost-effective manner or in compliance with regulatory requirements.
          With respect to some of our product development programs targeted at large markets, either our collaborators or we will have to invest significant amounts to attempt to provide for the high-volume manufacturing required to take advantage of these product markets, and much of this spending may occur before a product is approved by the FDA for commercialization. Any such effort will entail many significant risks. For example, the design requirements of our products may make it too costly or otherwise unfeasible for us to develop them at a commercial scale, or manufacturing and quality control problems may arise as we attempt to expand production. Failure to address these issues could delay or prevent late-stage clinical testing and commercialization of any products that may receive FDA approval.
          Further, we, our contract manufacturers and our collaborators are required to comply with the FDA’s GMP requirements that relate to product testing, quality assurance, manufacturing and maintaining records and documentation. We, our contract manufacturers or our collaborators may not be able to comply with the applicable GMP and other FDA regulatory requirements for manufacturing, which could result in an enforcement or other action, prevent commercialization of our product candidates and impair our reputation and results of operations.
We rely on a small number of vendors and contract manufacturers to supply us with specialized equipment, tools and components; if they do not perform as we need them to, we will not be able to develop or commercialize products.
          We rely on a small number of vendors and contract manufacturers to supply us and our collaborators with specialized equipment, tools and components for use in development and manufacturing processes. These vendors may not continue to supply such specialized equipment, tools and components, and we may not be able to find alternative sources for such specialized equipment and tools. Any inability to acquire or any delay in our ability to acquire necessary equipment, tools and components would increase our expenses and could delay or prevent our development of products.
In order to market our proprietary products, we are likely to establish our own sales, marketing and distribution capabilities. We have no experience in these areas, and if we have problems establishing these capabilities, the commercialization of our products would be impaired.
          We intend to establish our own sales, marketing and distribution capabilities to market products to concentrated, easily addressable prescriber markets. We have no experience in these areas, and developing these capabilities will require significant expenditures on personnel and infrastructure. While we intend to market products that are aimed at a small patient population, we may not be able to create an effective sales force around even a niche market. In addition, some of our product development programs will require a large sales force to call on, educate and support physicians and patients. While we intend to enter into collaborations with one or more pharmaceutical companies to sell, market and distribute such products, we may not be able to enter into any such arrangement on acceptable terms, if at all. Any collaborations we do enter into may not be effective in generating meaningful product royalties or other revenues for us.
If any products that we or our collaborators may develop do not attain adequate market acceptance by healthcare professionals and patients, our business prospects and results of operations will suffer.
          Even if we or our collaborators successfully develop one or more products, such products may not be commercially acceptable to healthcare professionals and patients, who will have to choose our products over alternative products for the same disease indications, and many of these alternative products will be more established than ours. For our products to be commercially-viable, we will need to demonstrate to healthcare professionals and patients that our products afford benefits to the patient that are cost-effective as compared to the benefits of alternative therapies. Our ability to demonstrate this depends on a variety of factors, including:
•	the demonstration of efficacy and safety in clinical trials;

•	the existence, prevalence and severity of any side effects;

•	the potential or perceived advantages or disadvantages compared to alternative treatments;

•	the timing of market entry relative to competitive treatments;

•	the relative cost, convenience, product dependability and ease of administration;

•	the strength of marketing and distribution support;

•	the sufficiency of coverage and reimbursement of our product candidates by governmental and other third-party payors; and

•	the product labeling or product insert required by the FDA or regulatory authorities in other countries.
          Our product revenues will be adversely affected if, due to these or other factors, the products we or our collaborators are able to commercialize do not gain significant market acceptance.
We depend upon our proprietary technologies, and we may not be able to protect our potential competitive proprietary advantage.
          Our business and competitive position is dependent upon our and our collaborators’ ability to protect our proprietary technologies related to various aspects of pulmonary drug delivery and drug formulation. While our intellectual property rights may not provide a significant commercial advantage for us, our patents and know-how are intended to provide protection for important aspects of our technology, including methods for aerosol generation, devices used to generate aerosols, breath control, compliance monitoring, certain pharmaceutical formulations, design of dosage forms and their manufacturing and testing methods. In addition, we are maintaining as non-patented trade secrets some of the key elements of our manufacturing technologies, for example, those associated with production of disposable unit-dose packets for our AERx delivery system.
          Our ability to compete effectively will also depend to a significant extent on our and our collaborators’ ability to obtain and enforce patents and maintain trade secret protection over our proprietary technologies. The coverage claimed in a patent application typically is significantly reduced before a patent is issued, either in the United States or abroad. Consequently, any of our pending or future patent applications may not result in the issuance of patents and any patents issued may be subjected to further proceedings limiting their scope and may in any event not contain claims broad enough to provide meaningful protection. Any patents that are issued to us or our collaborators may not provide significant proprietary protection or competitive advantage, and may be circumvented or invalidated. In addition, unpatented proprietary rights, including trade secrets and know-how, can be difficult to protect and may lose their value if they are independently developed by a third party or if their secrecy is lost. Further, because development and commercialization of pharmaceutical products can be subject to substantial delays, patents may expire early and provide only a short period of protection, if any, following commercialization of products.
          In July 2006, we assigned 23 issued United States patents to Novo Nordisk along with corresponding non-United States counterparts and certain related pending applications. In August 2006, Novo Nordisk brought suit against Pfizer, Inc. claiming infringement of certain claims in one of the assigned United States patents. In December 2006, Novo Nordisk’s motion for a preliminary injunction in this case was denied. Subsequently, Novo Nordisk and Pfizer settled this litigation out of court. In September 2008, Novo Nordisk informed us that they do not wish to maintain the assigned patents, and they assigned these patents back to us, at no charge to us. These patents may become the subject of future litigation. The patents encompass, in some instances, technology beyond inhaled insulin and, if all or any of these patents are invalidated, it could harm our ability to obtain market exclusivity with respect to other product candidates. We will no longer be able to rely upon Novo Nordisk to defend or enforce our rights related to the patents. If we are required to defend an action based on these patents or seek to enforce our rights under these patents, we could incur substantial costs and the action could divert management’s attention, regardless of the lawsuit’s merit or outcome.

We may infringe on the intellectual property rights of others, and any litigation could force us to stop developing or selling potential products and could be costly, divert management attention and harm our business.
          We must be able to develop products without infringing the proprietary rights of other parties. Because the markets in which we operate involve established competitors with significant patent portfolios, including patents relating to compositions of matter, methods of use and methods of drug delivery, it could be difficult for us to use our technologies or develop products without infringing the proprietary rights of others. We may not be able to design around the patented technologies or inventions of others and we may not be able to obtain licenses to use patented technologies on acceptable terms, or at all. If we cannot operate without infringing on the proprietary rights of others, we will not earn product revenues.
          If we are required to defend ourselves in a lawsuit, we could incur substantial costs and the lawsuit could divert management’s attention, regardless of the lawsuit’s merit or outcome. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process and any license required under any such patent may not be made available to us on acceptable terms, if at all. If any of our collaboration partners terminate an agreement with us, we may face increased risk and/or costs associated with defense of intellectual property that was associated with the collaboration.
          Periodically, we review publicly available information regarding the development efforts of others in order to determine whether these efforts may violate our proprietary rights. We may determine that litigation is necessary to enforce our proprietary rights against others. Such litigation could result in substantial expense, regardless of its outcome, and may not be resolved in our favor.
          Furthermore, patents already issued to us or our pending patent applications may become subject to dispute, and any disputes could be resolved against us. For example, Eli Lilly and Company brought an action against us seeking to have one or more employees of Eli Lilly named as co-inventors on one of our patents. This case was determined in our favor in 2004, but we may face other similar claims in the future and we may lose or settle cases at significant loss to us. In addition, because patent applications in the United States are currently maintained in secrecy for a period of time prior to issuance, patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions.
We are in a highly competitive market, and our competitors have developed or may develop alternative therapies for our target indications, which would limit the revenue potential of any product we may develop.
          We are in competition with pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists and nonprofit organizations engaged in the development of drugs and therapies for the disease indications we are targeting. Our competitors may succeed before we can, and many already have succeeded, in developing competing technologies for the same disease indications, obtaining FDA approval for products or gaining acceptance for the same markets that we are targeting. If we are not “first to market,” it may be more difficult for us and our collaborators to enter markets as second or subsequent competitors and become commercially successful. We are aware of a number of companies that are developing or have developed therapies to address indications we are targeting, including major pharmaceutical companies such as Bayer, Genentech, Gilead Sciences, GlaxoSmithKline, Novartis and Pfizer. Certain of these companies are addressing these target markets with pulmonary products that are similar to ours. These companies and many other potential competitors have greater research and development, manufacturing, marketing, sales, distribution, financial and managerial resources and experience than we have and many of these companies may have products and product candidates that are on the market or in a more advanced stage of development than our product candidates. Our ability to earn product revenues and our market share would be substantially harmed if any existing or potential competitors brought a product to market before we or our collaborators were able to, or if a competitor introduced at any time a product superior to or more cost-effective than ours.

If we do not continue to attract and retain key employees, our product development efforts will be delayed and impaired.
          We depend on a small number of key management and technical personnel. Our success also depends on our ability to attract and retain additional highly qualified marketing, management, manufacturing, engineering and development personnel. There is a shortage of skilled personnel in our industry, we face intense competition in our recruiting activities, and we may not be able to attract or retain qualified personnel. Losing any of our key employees, particularly our President and Chief Executive Officer, Dr. Igor Gonda, who plays a central role in our strategy shift to a specialty pharmaceutical company, could impair our product development efforts and otherwise harm our business. Any of our employees may terminate their employment with us at will.
Acquisition of complementary businesses or technologies could result in operating difficulties and harm our results of operations.
          While we have not identified any definitive targets, we may acquire products, businesses or technologies that we believe are complementary to our business strategy. The process of investigating, acquiring and integrating any business or technology into our business and operations is risky and we may not be able to accurately predict or derive the benefits of any such acquisition. The process of acquiring and integrating any business or technology may create operating difficulties and unexpected expenditures, such as:
•	diversion of our management from the development and commercialization of our pipeline product candidates;

•	difficulty in assimilating and efficiently using the acquired assets or personnel; and

•	inability to retain key personnel.
          In addition to the factors set forth above, we may encounter other unforeseen problems with acquisitions that we may not be able to overcome. Any future acquisitions may require us to issue shares of our stock or other securities that dilute the ownership interests of our other shareholders, expend cash, incur debt, assume liabilities, including contingent or unknown liabilities, or incur additional expenses related to write-offs or amortization of intangible assets, any of which could materially adversely affect our operating results.
If we market our products in other countries, we will be subject to different laws and we may not be able to adapt to those laws, which could increase our costs while reducing our revenues.
          If we market any approved products in foreign countries, we will be subject to different laws, particularly with respect to intellectual property rights and regulatory approval. To maintain a proprietary market position in foreign countries, we may seek to protect some of our proprietary inventions through foreign counterpart patent applications. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. The diversity of patent laws may make our expenses associated with the development and maintenance of intellectual property in foreign jurisdictions more expensive than we anticipate. We probably will not obtain the same patent protection in every market in which we may otherwise be able to potentially generate revenues. In addition, in order to market our products in foreign jurisdictions, we and our collaborators must obtain required regulatory approvals from foreign regulatory agencies and comply with extensive regulations regarding safety and quality. We may not be able to obtain regulatory approvals in such jurisdictions and we may have to incur significant costs in obtaining or maintaining any foreign regulatory approvals. If approvals to market our products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our business would be impaired as we could not earn revenues from sales in those countries.
We may be exposed to product liability claims, which would hurt our reputation, market position and operating results.
          We face an inherent risk of product liability as a result of the clinical testing of our product candidates in humans and will face an even greater risk upon commercialization of any products. These claims may be made directly by consumers or by pharmaceutical companies or others selling such products. We may be held liable if any product we develop causes injury or is found otherwise unsuitable during product testing, manufacturing or sale.

Regardless of merit or eventual outcome, liability claims would likely result in negative publicity, decreased demand for any products that we may develop, injury to our reputation and suspension or withdrawal of clinical trials. Any such claim will be very costly to defend and also may result in substantial monetary awards to clinical trial participants or customers, loss of revenues and the inability to commercialize products that we develop. Although we currently have product liability insurance, we may not be able to maintain such insurance or obtain additional insurance on acceptable terms, in amounts sufficient to protect our business, or at all. A successful claim brought against us in excess of our insurance coverage would have a material adverse effect on our results of operations.
If we cannot arrange for adequate third-party reimbursement for our products, our revenues will suffer.
          In both domestic and foreign markets, sales of our potential products will depend in substantial part on the availability of adequate reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the adequate reimbursement status of newly approved health care products. Any products we are able to successfully develop may not be reimbursable by third-party payors. In addition, our products may not be considered cost-effective and adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing and any such changes could further limit reimbursement. If any products we develop do not receive adequate reimbursement, our revenues will be severely limited.
Our use of hazardous materials could subject us to liabilities, fines and sanctions.
          Our laboratory and clinical testing sometimes involve use of hazardous and toxic materials. We are subject to federal, state and local laws and regulations governing how we use, manufacture, handle, store and dispose of these materials. Although we believe that our safety procedures for handling and disposing of such materials comply in all material respects with all federal, state and local regulations and standards, there is always the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any damages that result and such liability could exceed our financial resources. Compliance with environmental and other laws may be expensive and current or future regulations may impair our development or commercialization efforts.
If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.
          Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our annual report on Form 10-K for that fiscal year. Section 404 also currently requires our independent registered public accounting firm, beginning with our fiscal year ending December 31, 2009, to attest to, and report on our internal control over financial reporting. Our ability to comply with the annual internal control report requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as our business grows and to the extent that we make and integrate acquisitions. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.
Risks Related to Our Common Stock
Our stock price is likely to remain volatile.
          The market prices for securities of many companies in the drug delivery and pharmaceutical industries, including ours, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. Prices for our common stock may be influenced by many factors, including:
•	investor perception of us;

•	market conditions relating to our segment of the industry or the securities markets in general;

•	sales of our stock by certain large institutional shareholders to meet liquidity concerns during the current economic climate;

•	research analyst recommendations and our ability to meet or exceed quarterly performance expectations of analysts or investors;

•	failure to maintain existing or establish new collaborative relationships;

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	publicity regarding actual or potential developments relating to products under development by us or our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	delays in the development or approval of our product candidates;

•	regulatory developments in both the United States and foreign countries;

•	concern of the public or the medical community as to the safety or efficacy of our products, or products deemed to have similar safety risk factors or other similar characteristics to our products;

•	period-to-period fluctuations in financial results;

•	future sales or expected sales of substantial amounts of common stock by shareholders;

•	our ability to raise financing; and

•	economic and other external factors.
          In the past, class action securities litigation has often been instituted against companies promptly following volatility in the market price of their securities. Any such litigation instigated against us would, regardless of its merit, result in substantial costs and a diversion of management’s attention and resources.
Our common stock is quoted on the OTC Bulletin Board, which may provide less liquidity for our shareholders than the national exchanges.
          On November 10, 2006, our common stock was delisted from the Nasdaq Capital Market due to non-compliance with Nasdaq’s continued listing standards. Our common stock is currently quoted on the OTC Bulletin Board. As compared to being listed on a national exchange, being quoted on the OTC Bulletin Board may result in reduced liquidity for our shareholders, may cause investors not to trade in our stock and may result in a lower stock price. In addition, investors may find it more difficult to obtain accurate quotations of the share price of our common stock.

We have implemented certain anti-takeover provisions, which may make an acquisition less likely or might result in costly litigation or proxy battles.
          Certain provisions of our articles of incorporation and the California Corporations Code could discourage a party from acquiring, or make it more difficult for a party to acquire, control of our company without approval of our board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow our board of directors to authorize the issuance, without shareholder approval, of preferred stock with rights superior to those of the common stock. We are also subject to the provisions of Section 1203 of the California Corporations Code, which requires us to provide a fairness opinion to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.
          We have adopted a shareholder rights plan, commonly known as a “poison pill.” We have also adopted an Executive Officer Severance Plan and a Form of Change of Control Agreement, both of which may provide for the payment of benefits to our officers in connection with an acquisition. The provisions of our articles of incorporation, our poison pill, our severance plan and our change of control agreements, and provisions of the California Corporations Code may discourage, delay or prevent another party from acquiring us or reduce the price that a buyer is willing to pay for our common stock.
          One of our shareholders may choose to pursue a lawsuit or engage in a proxy battle with management to limit our use of one of or more of these anti-takeover protections. Any such lawsuit or proxy battle would, regardless of its merit or outcome, result in substantial costs and a diversion of management’s attention and resources.
We have never paid dividends on our capital stock, and we do not anticipate paying cash dividends for at least the foreseeable future.
          We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock for at least the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for at least the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement and the accompanying prospectus and any related free-writing prospectus, as well as and the documents incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements may be identified by the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or these and similar expressions. Forward-looking statements include, but are not limited to, statements about:
•	our expectations regarding our future expenses, sales and operations;

•	our ability to find collaborators who would provide additional financing and expertise that we do not possess;

•	our estimates of future revenues such as license fees, milestone payments and royalties from licensing agreements with collaborators;

•	our reliance on a small number of vendors and contract manufacturers to supply us with specialized equipment, tools and components;

•	our limited manufacturing capacity and dependence on contract manufacturers;

•	our ability to establish our own sales, marketing and distribution capabilities;

•	our ability to receive government grants and other means of non-dilutive financing;

•	supplementation of our product pipeline with in-licensed products;

•	expenses associated with payment of license fees, milestone payments and royalties for in-licensed products;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	the expected development path and timing of our product candidates;

•	our expectations regarding the use of Section 505(b)(2) of the United States Food, Drug and Cosmetic Act and an expedited development and regulatory process;

•	our ability to obtain and derive benefits from orphan drug designation;

•	our ability to anticipate the future needs of our customers;

•	our plans for future products and enhancements of existing products;

•	our growth strategy elements;

•	our intellectual property and our freedom to operate without infringing on the intellectual property rights of others;

•	the anticipated trends and challenges in the markets in which we operate; and

•	our ability to attract customers and attain adequate market acceptance by health professionals and patients.
          These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements for a variety of reasons, including those described under the heading “Risk Factors” contained in this prospectus supplement and under similar headings in the other subsequently filed documents that are incorporated by reference into this prospectus supplement.

          All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus supplement. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

RECENT DEVELOPMENTS
          On January 21, 2009, we announced positive top-line results from an open-label, four week treatment study of efficacy, safety and tolerability with our ARD-3150 once daily inhaled liposomal ciprofloxacin hydrochloride in patients with non-cystic fibrosis bronchiectasis. This orphan drug condition is a chronic severe respiratory disease and there is currently no drug specifically approved for its treatment in the U.S.
          The study was conducted at eight leading centers in the United Kingdom and enrolled a total of 36 patients. The patients were randomized into two equal size groups, one receiving 3 mL of inhaled liposomal ciprofloxacin hydrochloride and the other receiving 6 mL of inhaled liposomal ciprofloxacin hydrochloride, once-a-day for the four-week treatment period.
          The primary efficacy endpoint was the change from baseline in the sputum Pseudomonas Aeruginosa colony forming units, or CFU, the standard objective measure of the reduction in pulmonary bacterial load. The 3 mL and 6 mL doses of inhaled liposomal ciprofloxacin hydrochloride in the evaluable patient population demonstrated significant mean decreases against baseline in the Pseudomonas Aeruginosa CFU over the 28-day treatment period of 3.5 log (p<0.001) and 4.0 log (p<0.001) units, respectively.
          With regard to safety, there were no statistically significant changes in lung function at the end of treatment as measured by the normalized forced expiratory volume in one second (FEV1 % predicted). Inhaled liposomal ciprofloxacin hydrochloride was well tolerated; no bronchodilator use was mandated or needed before administration of the study drug. In the 3 mL group, respiratory drug-related adverse reactions were only mild. Three serious adverse events (SAEs) were observed in each dose group, with only one of the six (from the 6 mL group) classified as possibly drug-related. One of the SAEs in the 3 mL group occurred after randomization but before the first dose was administered.
          On February 18, 2009, Zogenix, Inc., announced that the U.S. Food & Drug Administration has provided a target date of July 15, 2009 (PDUFA date) for completion of its review of the New Drug Application (NDA) for its Sumavel DosePro (sumatriptan injection) needle-free delivery system. Zogenix announced that it now intends to launch the treatment in the second half of 2009.
          On February 23, 2009, we announced the execution of subscription agreements with investors covering the issuance of approximately 41 million shares, with gross proceeds to us of approximately $4.1 million. Delivery of the shares issued pursuant to that transaction is expected to be made on or about February 26, 2009.
USE OF PROCEEDS
          We currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate and working capital purposes, including development of our liposomal ciprofloxacin products. We may also use a portion of the proceeds for the potential acquisition of, or investment in, product candidates, technologies, formulations or companies that complement our business, although we have no current understandings, commitments or agreements to do so.

PLAN OF DISTRIBUTION
          We have entered into a placement agency agreement, dated as of February 25, 2009, with Piper Jaffray & Co., or Piper Jaffray, as representative of the several placement agents in this offering. Subject to the terms and conditions contained in the placement agency agreement, Piper Jaffray and Ladenburg Thalmann & Co. Inc. have agreed to act as the placement agents in connection with the sale of up to 4,000,000 shares of common stock. The placement agents are not purchasing or selling any shares of common stock by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the common stock, but they have agreed to use their reasonable best efforts to arrange for the sale of all of the shares of common stock in this offering. There is no required minimum number of shares of common stock that must be sold as a condition to completion of the offering.
          The placement agency agreement provides that the obligations of the placement agents and the purchasers are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.
          We will enter into purchase agreements directly with purchasers in connection with this offering, and we will only sell to purchasers who have entered into purchase agreements.
          We currently anticipate that the closing of the sale of the shares of common stock offered hereby will take place on or about February 26, 2009.
          In order to facilitate the closing, certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the shares of common stock are delivered to the purchasers. The escrow agent will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any purchaser funds prior to the date of this prospectus supplement. In the event that we reject any subscriptions to purchase shares in this offering, any funds related to such rejected subscriptions and received into escrow will be returned to the prospective purchaser. Upon closing, we will deliver to each purchaser delivering funds into escrow the number of shares purchased by such purchaser through the facilities of The Depository Trust Company.
          We have agreed to pay the placement agents an aggregate fee equal to $27,160 in connection with this offering. We have also agreed to reimburse the placement agents for their fees and expenses in connection with the offering, including the fees, disbursements and other charges of counsel to the placement agents, in an amount not to exceed $4,000. In addition, we have agreed to pay a financial advisory fee to Reedland Capital Partners — An Institutional Division of Financial West Group in the amount of $840.
          In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
          The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the sale of all of the shares offered hereby.

Per share placement agent fees	$0.00679
Maximum offering total	$27,160
          Because there is no minimum offering amount required as a condition to closing this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

          We have agreed to indemnify the placement agents against certain liabilities, including civil liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the placement agents may be required to make in respect of those liabilities.
          The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.
          We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days following February 20, 2009. This means that, subject to certain exceptions, for a period of 90 days following February 20, 2009, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock, without the prior written consent of Piper Jaffray. Notwithstanding the foregoing, if (x) during the last 17 days of such 90-day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the 90-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Piper Jaffray waives, in writing, such extension. At any time and without public notice, Piper Jaffray may in its sole discretion release all or some of the securities from these lock-up agreements. In addition, these lock-up agreements do not apply to issuances of common stock or other equity awards by us pursuant to our equity incentive plan or employee stock purchase plan or, as to our officers and directors, to shares that they transfer by gift, to family trusts, to partners, pursuant to any underwater stock option re-pricing program or pursuant to acquisitions of common stock pursuant to our equity incentive plan or employee stock purchase plan.
          The transfer agent for our common stock is Computershare Trust Company, N.A.
          Our common stock is traded on the OTC Bulletin Board under the symbol “ARDM.”
          The placement agents may distribute this prospectus supplement and the accompanying prospectus electronically.
          The placement agency agreement will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.
          From time to time in the ordinary course of their respective businesses, the placement agents or their affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which they have or may in the future receive customary fees and expenses.
LEGAL MATTERS
          Cooley Godward Kronish llp, San Francisco, California will pass on the validity of the common stock being offered by this prospectus supplement. Goodwin Procter LLP, New York, New York, is acting as counsel for the placement agents in connection with various legal matters relating to the common stock being offered hereby.
EXPERTS
          Odenberg, Ullakko, Muranishi & Co. LLP has audited our financial statements for our fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference into the registration statement of which this prospectus supplement forms a part. Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements for our fiscal years ended December 31, 2006 and 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference into the registration statement of which this prospectus supplement forms a part. Our financial statements are incorporated by reference in reliance on the reports of Odenberg, Ullakko, Muranishi & Co. LLP and Ernst & Young LLP, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The SEC’s Internet site can be found at www.sec.gov.
          The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. supplement. We incorporate by reference in the prospectus supplement and the accompanying prospectus the following information or documents that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to those items):
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	our Current Reports on Form 8-K, filed with the SEC on January 3, 2008, January 18, 2008, September 10, 2008, September 18, 2008, December 19, 2008, January 8, 2009, February 18, 2009 and February 24, 2009;

•	our Preliminary Proxy Statement and Definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders, filed with the SEC on March 25, 2008 and April 7, 2008, respectively; and

•	the description of our common stock contained in our Registration Statement on Form 8-A.
          Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces that information.
          We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to those items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in those future filings updates and supplements the information provided in this prospectus supplement. Any statements in any of those future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace those earlier statements.
          We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, including exhibits which are specifically incorporated by reference into those documents. Requests should be directed to: Aradigm Corporation, Attention: General Counsel, 3929 Point Eden Way, Hayward, California 94545.

PROSPECTUS
ARADIGM CORPORATION
$60,000,000
Common Stock
          From time to time, we may offer up to $60,000,000 of our common stock, no par value per share, pursuant to this prospectus.
          We may offer the shares from time to time at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the common stock being offered.
          Our common stock is traded on the OTC Bulletin Board under the symbol “ARDM.” On December 20, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $1.50.
          Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other subsequently filed documents that are incorporated by reference into this prospectus.
          This prospectus may not be used to consummate a sale of any common stock unless accompanied by a prospectus supplement.
          The common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of those agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of those securities and the net proceeds that we expect to receive from that sale will also be set forth in a prospectus supplement.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2007.

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
          You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.
          This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”
          Our principal address is 3929 Point Eden Way, Hayward, California 94545. Our telephone number is (510) 265-9000.

RISK FACTORS
          Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other subsequently filed documents that are incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements may be identified by the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:
•	our expectations regarding our future expenses, sales and operations;

•	our estimates of future revenues such as license fees, milestone payments and royalties from licensing agreements with collaborators;

•	our reliance on a small number of vendors and contract manufacturers to supply us with specialized equipment, tools and components;

•	our limited manufacturing capacity and dependence on contract manufacturers and collaborators;

•	our ability to establish our own sales, marketing and distribution capabilities;

•	our ability to receive government grants and other means of non-dilutive financing;

•	supplementation of our product pipeline with in-licensed products;

•	expenses associated with payment of license fees, milestone payments and royalties for in-licensed products;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	the expected development path and timing of our product candidates;

•	our expectations regarding the use of Section 505(b)(2) of the United States Food, Drug and Cosmetic Act and an expedited development and regulatory process;

•	our ability to obtain and derive benefits from orphan drug designation;

•	our ability to anticipate the future needs of our customers;

•	our plans for future products and enhancements of existing products;

•	our growth strategy elements;

•	our intellectual property and our freedom to operate without infringing on the intellectual property rights of others;

•	the anticipated trends and challenges in the markets in which we operate; and

•	our ability to attract customers and attain adequate market acceptance by health professionals and patients.
          These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus for a variety of reasons, including those described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other subsequently filed documents that are incorporated by reference into this prospectus.
          All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.
USE OF PROCEEDS
          Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate and working capital purposes. We may also use a portion of the proceeds for the potential acquisition of, or investment in, product candidates, technologies, formulations or companies that complement our business, although we have no current understandings, commitments or agreements to do so.
DESCRIPTION OF CAPITAL STOCK
          Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors, without shareholder approval. The following description summarizes some of the terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description you should refer to our articles of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which the prospectus is a part. As of December 13, 2007, there were:
•	54,322,705 shares of common stock outstanding held by 212 holders of record; and

•	No shares of preferred stock outstanding.
Common Stock
          The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our articles of incorporation provide shareholders the ability to cumulate their votes in the election of directors; provided, however, that the shareholders shall not be entitled to cumulate as long as we are a “listed corporation” as defined in Section 301.5 of the California Corporations Code. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.
Preferred Stock
          Our board of directors has designated 1,500,000 shares of preferred stock as Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock is purchasable only upon exercise of the rights under our shareholder rights plan, discussed below. Our board of directors has the authority to issue the remaining undesignated shares of preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any new series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, prices, liquidation preferences, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control transaction and may adversely affect the voting and other rights of the holders of our common stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. At present, we have no plans to issue any additional shares of our preferred stock.
Warrants
     As of December 13, 2007, we had outstanding warrants to purchase an aggregate of 426,669 shares of our common stock with a weighted average exercise price of $10.41 per share. The warrants expire between March 12, 2008 and December 22, 2008, with a weighted average remaining term of 370 days.
Shareholder Rights Plan
          In August 1998, we adopted a shareholder rights plan pursuant to which we distributed rights to purchase shares of Series A Junior Participating Preferred Stock as a dividend at the rate of one right for each share of common stock outstanding. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our shareholders of their interest in our long-term value. The shareholder rights plan seeks to achieve these goals by encouraging a potential acquirer to negotiate with our board of directors to redeem the rights and allow the potential acquirer to acquire our shares without suffering significant dilution. However, these rights could deter or prevent transactions that shareholders deem to be in their interests and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.
          Until the earlier to occur of (i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of our outstanding common stock, such person or entity being referred to as an acquiring person, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or entity acquires beneficial ownership of 15% or more of our outstanding common stock) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity acquires beneficial ownership of 15% or more of our outstanding common stock, the earlier of such dates being called the distribution date, the rights trade with, and are not separable from, our common stock and are not exercisable.
          In the event that any person or group of affiliated or associated persons becomes a beneficial ownership of 15% or more of our outstanding common stock, each holder of a right, other than rights beneficially owned by the acquiring person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right. In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold to an acquiring person, its associates or affiliates or certain other persons in which such persons have an interest, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.
          The rights will expire at the close of business on September 8, 2008. At any time prior to the earliest of (i) the day of the first public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) September 8, 2008, our board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right. Following the expiration of the above periods, the rights become nonredeemable. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

          The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that, from and after such time as the rights are distributed, no such amendment may adversely affect the interest of the holders of the rights, excluding the interests of an acquiring person.
Anti-Takeover Effects of Provisions of Our Articles of Incorporation, Our Bylaws, California Law and Our Other Agreements
          Certain provisions of our articles of incorporation, our bylaws and the California Corporations Code could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of our company without approval of our board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow the board of directors to authorize, without shareholder approval, the issuance of preferred stock with rights superior to those of the common stock. We are also subject to the provisions of Section 1203 of the California Corporations Code which requires us to provide a fairness opinion to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.
          We have also adopted an Executive Officer Severance Plan and a Form of Change of Control Agreement, both of which may provide for the payment of benefits to our officers in connection with an acquisition. The severance plan and our change of control agreements may discourage, delay or prevent a third party from acquiring us.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
OTC Bulletin Board Listing
          Our common stock is currently quoted on the OTC Bulletin Board, an electronic quotation service for securities traded over-the-counter, under the symbol “ARDM.”
Shares Eligible For Future Sale
          As of December 13, 2007, Novo Nordisk A/S beneficially owned 1,573,673 shares of our outstanding common stock. Pursuant to that certain Amended and Restated Stock Purchase Agreement we entered into with Novo Nordisk A/S and Novo Nordisk Pharmaceuticals, Inc. in connection with the January 2005 restructuring of our collaboration with Novo Nordisk, Novo Nordisk agreed not to transfer or dispose of any shares of our common stock, with limited exceptions, until January 1, 2009, or the earlier occurrence of certain specified events.
          The remaining shares of our common stock are freely tradable, except that any shares held by our “affiliates,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, may only be sold in compliance with certain requirements of Rule 144, including volume limitations, manner of sale provisions, notice requirements and the availability of current public information about us. In connection with any underwritten public offering undertaken pursuant to this prospectus, certain of our directors, officers and shareholders may enter into lock-up agreements with the underwriters of such public offering.
PLAN OF DISTRIBUTION
          We may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute common stock from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
          A prospectus supplement or supplements will describe the terms of the offering of the common stock, including:
•	the name or names of the underwriters, if any;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares of common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.
          Only underwriters named in the prospectus supplement will be underwriters of the common stock offered by the prospectus supplement.
          If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the common stock offered by the prospectus supplement, other than common stock covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
          We may also sell the common stock directly or through agents that we designate from time to time. We will name any agent involved in the offering and sale of the common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
          We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
          We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.
          Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying shares of common stock so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the common stock, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
          Any underwriters that are qualified market makers on the OTC Bulletin Board may engage in passive market making transactions in the common stock on the OTC Bulletin Board in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
          In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
LEGAL MATTERS
          Cooley Godward Kronish llp, San Francisco, California will pass on the validity of the common stock being offered by this prospectus.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing. We have retained Odenberg, Ullakko, Muranishi & Co. LLP to audit our financial statements for the fiscal year ending December 31, 2007.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The SEC’s Internet site can be found at www.sec.gov.
          The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference in the prospectus the following information or documents that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to those items):
•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on January 30, 2007, February 26, 2007, April 17, 2007, June 5, 2007, July 11, 2007, July 24, 2007, August 14, 2007, September 4, 2007 and September 6, 2007;

•	our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, filed with the SEC on May 2, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A.
          Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces that information.
          We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to those items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in those future filings updates and supplements the information provided in this prospectus. Any statements in any of those future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace those earlier statements.
          We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into those documents. Requests should be directed to: Aradigm Corporation, Attention: General Counsel, 3929 Point Eden Way, Hayward, California 94545.

4,000,000 Shares

ARADIGM CORPORATION
Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray
Ladenburg Thalmann & Co. Inc.
February 25, 2009